CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 12, 2012 relating to the financial statements and financial highlights that appear in the April 30, 2012 Annual Report to Shareholders of Invesco Technology Sector Fund, (one of the funds constituting AIM Sector Funds (Invesco Sector Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” and “Other Service Providers” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
July 26, 2012